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Exhibit 15.2

KPMG LLP Chartered Accountants Yonge Corporate Centre 4100 Yonge St. Suite 200 North York, ON M2P 2H3	Telephone Fax Internet	(416) 228-7000 (416) 228-7123 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Celestica Inc.

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-71126, 333-66726, 333-63112, 333-88210 and 333-113591) and on Forms F-3 (333-155390) of Celestica Inc. of our report dated February 11, 2009 (February 26, 2009 as to note 22), with respect to the consolidated balance sheets of Celestica Inc. (and subsidiaries) as at December 31, 2008 and 2007, and the consolidated statements of operations, comprehensive income (loss), shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2008 and our report dated February 11, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 20-F of Celestica Inc.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada
March 13, 2009

KPMG, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

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  Exhibit 15.2
Consent of Independent Registered Public Accounting Firm